As filed with the Securities and Exchange Commission on April 4, 2022

Registration Nos. 333-234013

333-226342

333-218928

333-195996

333-176163

333-163873

333-142119

333-140865

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-234013

Form S-8 Registration Statement No. 333-218928

Form S-8 Registration Statement No. 333-195996

Form S-8 Registration Statement No. 333-176163

Form S-8 Registration Statement No. 333-163873

Form S-8 Registration Statement No. 333-142119

Form S-8 Registration Statement No. 333-140865

AND

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-8 Registration Statement No. 333-226342

UNDER

THE SECURITIES ACT OF 1933

PEOPLE’S UNITED FINANCIAL, INC.

(M&T BANK CORPORATION, AS SUCCESSOR BY MERGER TO PEOPLE’S UNITED FINANCIAL, INC.)

(Exact name of registrant as specified in its charter)

Delaware	20-8447891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o M&T Bank Corporation

as successor by merger to People’s United Financial, Inc.

One M&T Plaza

Buffalo, NY 14203

(713) 635-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

People’s United Financial, Inc. Third Amended and Restated Directors’ Equity Compensation Plan

People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended by Amendment No. 1

People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan

People’s United Financial, Inc. 2014 Long-Term Incentive Plan

People’s United Financial, Inc. Second Amended and Restated Directors’ Equity Compensation Plan

Chittenden Corporation Deferred Compensation Plan

People’s United Financial, Inc. 2007 Recognition and Retention Plan

People’s United Financial, Inc. 2007 Stock Option Plan

People’s United Financial, Inc. 2008 Long-Term Incentive Plan

People’s United Financial, Inc. Directors’ Equity Compensation Plan

People’s Bank 1998 Long-Term Incentive Plan

People’s Bank 401(K) Employee Savings Plan

(Full Title of Plans)

Laura O’Hara

Senior Executive Vice President and General Counsel

M&T Bank Corporation

as successor by merger to People’s United Financial, Inc.

One M&T Plaza

Buffalo, NY 14203

(Name and address of agent for service)

(716) 842-5445

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

People’s United Financial, Inc. (the “Registrant” or “People’s United”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements (collectively, the “Prior Registration Statements”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of People’s United common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-140865, filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2007 registering the offer and sale of 15,000,000 Shares that could be purchased pursuant to the People’s Bank 401(k) Employee Savings Plan.

2.

Registration Statement on Form S-8, File No. 333-142119, filed with the Commission on April 13, 2007, registering the offer and sale of 12,399,792 Shares issuable pursuant to the People’s United Financial, Inc. Directors’ Equity Compensation Plan and People’s Bank 1998 Long-Term Incentive Plan.

3.

Registration Statement on Form S-8, File No. 333-163873, filed with the Commission on December 21, 2009, registering the offer and sale of 27,224,937 Shares issuable pursuant to the People’s United Financial, Inc. 2007 Recognition and Retention Plan, People’s United Financial, Inc. 2007 Stock Option Plan and People’s United Financial, Inc. 2008 Long-Term Incentive Plan.

4.

Registration Statement on Form S-8, File No. 333-176163, filed with the Commission on August 9, 2011, registering the offer and sale of 416,000 Shares issuable pursuant to the Chittenden Corporation Deferred Compensation Plan.

5.

Registration Statement on Form S-8, File No. 333-195996, filed with the Commission on May 15, 2014, registering the offer and sale of 34,300,000 Shares issuable pursuant to the People’s United Financial, Inc. 2014 Long-Term Incentive Plan and People’s United Financial, Inc. Second Amended and Restated Directors’ Equity Compensation Plan.

6.

Registration Statement on Form S-8, File No. 333-218928, filed with the Commission on June 23, 2017, registering the offer and sale of 41,850,000 Shares issuable pursuant to People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan.

7.

Post-Effective Amendment No.1 on Form S-8 POS to Registration Statement on Form S-4, File No. 333-226342, filed with the Commission on October 1, 2018, registering the offer and sale of 138,998 Shares issuable pursuant to People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan.

8.

Registration Statement on Form S-8, File No. 333-234013, filed with the Commission on September 30, 2019, registering the offer and sale of 300,000 Shares issuable pursuant to People’s United Financial, Inc. Third Amended and Restated Directors’ Equity Compensation Plan.

On April 1, 2022, pursuant to the Agreement and Plan of Merger, dated as of February 21, 2021, by and among the Registrant, M&T Bank Corporation, a New York corporation (“M&T”), and Bridge Merger Corp., a Delaware corporation and direct, wholly owned subsidiary of M&T, the Registrant merged with and into M&T (the “Merger”), with M&T continuing as the surviving corporation, and as successor in interest to the Registrant.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, these Post-Effective Amendments hereby remove from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on April 4, 2022. No other person is required to sign these Post-Effective Amendments to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

M&T BANK CORPORATION
(as successor by merger to People’s United Financial, Inc.)

By:	/s/ Laura O’Hara
Laura O’Hara Senior Executive Vice President and General Counsel